Exhibit 99.1

Press Release	Source: Arête Industries, Inc.

Arête Industries, Inc. Announces Bank Line of Credit and Refinancing of Existing Debt

Monday, February 3, 2014

WESTMINSTER, Colorado, February 3, 2014 (Market Wired) Arête Industries, Inc. (OTC-QB: ARET) today announced it signed a line of credit with a bank and renegotiated the existing advances and amounts due to the related parties. In addition, we extended the due date for the existing debt to Burlingame Equity Investors II, LP and Burlingame Equity Investors Master Fund, LP.

Bank Line of Credit

On January 28, 2014, we entered into a line of credit loan agreement for $1,500,000 due January 15, 2015. The terms of the note are as follows: 1) the accrued interest is payable monthly starting February 28, 2014, 2) the interest rate is variable based on an index equal to a prime rate as published by the Wall Street Journal index (currently 3.25%) plus 1%, subject to a minimum rate of 6.5%., the note has draw provisions, with the first draw of $479,701.39, 4) the note is secured by seven wells and leases owned by the Company, a certificate of deposit for $500,000 at CityWide Bank pledged by a third party, and 5) the personal guarantee of the Nicholas Scheidt, Chief Executive Officer.

Related Party Notes Payable

On January 1, 2014, we memorialized our short-term liabilities into formal promissory notes. These certain outstanding advances and other notes payable are now included in single promissory notes, all have been previously reported in our financial statements. The notes are to Donald W. Prosser CFO & Director ($28,500) , Charles B. Davis COO & Director ($66,500), and William Stewart Director ($49,500). The total $144,500 has an interest rate of 7% amortized over 60 months and due January 1, 2019.

In addition, we also issued an unsecured promissory note in the amount of $792,151 on January 1, 2014 to DNR Oil & Gas, Inc. (“DNR”) to consolidate short term debt owed to DNR. DNR is a company controlled by one of our directors, Charles B. Davis. The DNR note accrues interest at the rate of 2.50% for the calendar years 2014 and 2015, 4.00% for the calendar year 2016, 6.00% for the calendar year 2017 and 8.00% for the remainder of the term of the DNR note. The DNR note matures on January 1, 2019. The DNR note requires payments as follows:

•	One payment of $250,000 in 2016;
•	One payment of $250,000 in 2017;
•	One payment of $250,000 in 2018; and
•	The balance of principal and accrued interest on or before January 1, 2019.

All of the related party debt is subordinated to the bank line of credit listed above.

Extension of Existing Promissory Notes

In June 2013, in connection with the conversions of Series A1 Preferred Stock by Burlingame Equity Investors II, LP and Burlingame Equity Investors Master Fund, LP, the Company issued unsecured promissory notes in the original principal amounts of $48,000 and $552,000, respectively, with interest at 7% per annum payable quarterly and all unpaid interest and principal due on July 23, 2014. In connection with our new line of credit, we have agreed with the holders of these two existing notes to make a partial prepayment on the principal balance of the Notes in exchange for an extension of the maturity date to January 27, 2015. The balances due after the extension are $26,489 to Burlingame Equity Investors II, LP. and $273,511 to Burlingame Equity Investors Master Fund, LP.

The effect of the refinancing is to move approximately $1,200,000 from short term debt to long term debt on the balance sheet.

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About Arête Industries

The Company owns non-operated oil and gas properties in the Rocky Mountain Region of the United States. For additional information on the Company visit our website at: http://www.areteindustries.com

Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Arête’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the Company’s dependence on its management, the Company’s significant lack of capital, changes in prices for crude oil and natural gas, the ability of management to execute plans to meet the Company’s goals and other risks inherent in the Company’s business that are detailed in the Company’s Securities and Exchange Commission (“SEC”) filings. Readers are encouraged to review these risks in the Company’s SEC filings.

For Further Information Contact:

Nicholas Scheidt, CEO

Donald W Prosser, CFO

303-427-8688

info@areteindustries.com

Source: Arête Industries, Inc.